Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 24, 2013 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $29.3 million for the three months ended September 30, 2013 compared to net income of $24.5 million for the three months ended September 30, 2012. Basic and diluted earnings per share were $0.27 for the three months ended September 30, 2013 compared to $0.23 for the three months ended September 30, 2012.

Net income for the nine months ended September 30, 2013 was $84.5 million compared to net income of $67.4 million for the nine months ended September 30, 2012. Basic and diluted earnings per share were $0.78 for the nine months ended September 30, 2013. Basic and diluted earnings per share were $0.63 and $0.62, respectively for the nine months ended September 30, 2012. The results for the nine months ended September 30, 2012 included approximately $6.1 million pre-tax one-time expenses related to the Brooklyn Federal acquisition.

Kevin Cummings, President and CEO commented on the results from the quarter, "Our earnings for the third quarter of $29.3 million represented an increase of 20% over prior year quarter and an average tangible equity of 11.57%. These results were driven by robust loan growth, improving non-performing loan levels and maintaining a healthy net interest margin. Net loan growth for the quarter represents a 17% annualized rate, primarily in the multi-family and commercial real estate segment.”

With respect to the Roma Financial Inc. and Gateway Community Financial Inc. acquisitions, Mr. Cummings stated, "Once regulatory approval is received, I am confident that our team will integrate these acquisitions as quickly as possible."

The Company announced today that the Board of Directors declared a cash dividend of $0.05 per share to stockholders of record as of November 8, payable on November 22, 2013. The majority of the outstanding stock of the Company is owned by Investors Bancorp MHC, a mutual holding company, which will receive the dividend payment along with the public shareholders.

The following represents performance highlights and significant events that occurred during the period:

•
Net loans increased $1.07 billion, or 10.4%, to $11.37 billion at September 30, 2013 from $10.31 billion at December 31, 2012. During the three months ended September 30, 2013, we originated $370.1 million in multi-family loans, $92.5 million in commercial real estate loans, and $81.5 million in commercial and industrial loans.

•
Net interest margin for the three months ended September 30, 2013 was 3.38%. This represents an increase of 3 basis points compared to September 30, 2012 and an increase of 3 basis points compared to the second quarter of 2013.

•
Deposits decreased by $126.5 million from $8.77 billion at December 31, 2012 to $8.64 billion at September 30, 2013, however core deposits increased $220.1 million or 3.8% from December 31, 2012. As of September 30, 2013, core deposits represents approximately 70% of total deposits.

•	Efficiency ratio was 50.73% for the three months ended September 30, 2013, as compared with 49.80% for the second quarter of 2013.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $15.5 million, or 12.7%, to $137.4 million for the three months ended September 30, 2013 from $121.9 million for the three months ended September 30, 2012. This increase is attributed to the average balance of interest-earning assets increasing $2.09 billion or 19.0%, to $13.06 billion for the three months ended September 30, 2013 from $10.98 billion for the three months ended September 30, 2012 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 23 basis points to 4.21% for the three months ended September 30, 2013 compared to 4.44% for the three months ended September 30, 2012.

Interest income on loans increased by $15.3 million, or 13.7%, to $127.2 million for the three months ended September 30, 2013 from $111.9 million for the three months ended September 30, 2012, reflecting a $1.96 billion or 21.2%, increase in the average balance of net loans to $11.23 billion for the three months ended September 30, 2013 from $9.27 billion for the three months ended September 30, 2012. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $1.22 billion and $622.4 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. Additionally, the average balance of residential loans increased by $114.4 million, commercial and industrial loans increased by $64.0 million, while construction loans decreased $24.1 million for the three months ended September 30, 2013. The increase also reflects $4.1 million in loan prepayment fees recorded in interest income for the three months ended September 30, 2013 compared to $2.1 million for the three months ended September 30, 2012. The increase was partially offset by a 30 basis point decrease in the average yield on net loans to 4.53% for the three months ended September 30, 2013 from 4.83% for the three months ended September 30, 2012, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $245,000 or 2.5%, to $10.2 million for the three months ended September 30, 2013 from $10.0 million for the three months ended September 30, 2012. Income from Federal Home Loan Bank Stock increased by $228,000 or 16.1% for the three months ended September 30, 2013. The weighted average yield on interest-earning assets, excluding loans, decreased by 11 basis points to 2.23% for the three months ended September 30, 2013 compared to 2.34% for the three months ended September 30, 2012 reflecting the lower interest rate environment. This was partially offset by a $126.7 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.83 billion for the three months ended September 30, 2013 from $1.70 billion for the three months ended September 30, 2012.

Total interest and dividend income increased by $33.0 million, or 9.0%, to $399.0 million for the nine months ended September 30, 2013 from $366.0 million for the nine months ended September 30, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.82 billion, or 16.9%, to $12.59 billion for the nine months ended September 30, 2013 from $10.76 billion for the nine months ended September 30, 2012. This was partially offset by the weighted average yield on interest-earning assets decreasing 30 basis points to 4.23% for the nine months ended September 30, 2013 compared to 4.53% for the nine months ended September 30, 2012.

Interest income on loans increased by $35.2 million, or 10.5%, to $369.7 million for the nine months ended September 30, 2013 from $334.4 million for the nine months ended September 30, 2012, reflecting an $1.69 billion, or 18.6%, increase in the average balance of net loans to $10.77 billion for the nine months ended September 30, 2013 from $9.08 billion for the nine months ended September 30, 2012. The increase is primarily attributed to the average balance of multi-family loans, commercial real estate loans and commercial and industrial loans increasing $1.21 billion, $578.3 million and $55.6 million respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $10.8 million in loan prepayment penalties in interest income for the nine months ended September 30, 2013 compared to $5.4 million for the nine months ended September 30, 2012. This was partially offset by a 33 basis point decrease in the average yield on net loans to 4.58% for the nine months ended September 30, 2013 from 4.91% for the nine months ended September 30, 2012, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $2.2 million, or 7.1%, to $29.3 million for the nine months ended September 30, 2013 from $31.6 million for the nine months ended September 30, 2012. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 35 basis points to 2.15% for the nine months ended September 30, 2013 compared to 2.50% for the nine months ended September 30, 2012 reflecting the current interest rate environment. This was partially offset by a $132.8 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.82 billion for the nine months ended September 30, 2013 from $1.69 billion for the nine months ended September 30, 2012.

Interest Expense

Total interest expense decreased by $3.0 million, or 9.9%, to $27.0 million for the three months ended September 30, 2013 from $29.9 million for the three months ended September 30, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 28 basis points to 0.95% for the three months ended September 30, 2013 compared to 1.23% for the three months ended September 30, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.60 billion, or 16.5%, to $11.36 billion for the three months ended September 30, 2013 from $9.75 billion for the three months ended September 30, 2012.

Interest expense on interest-bearing deposits decreased $3.2 million, or 21.2% to $11.7 million for the three months ended September 30, 2013 from $14.9 million for the three months ended September 30, 2012. This decrease is attributed to a 20 basis point decrease in the average cost of interest-bearing deposits to 0.60% for the three months ended September 30, 2013 from 0.80% for the three months ended September 30, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $337.5 million, or 4.5% to $7.76 billion for the three months ended September 30, 2013 from $7.42 billion for the three months ended September 30, 2012. Average balances of core deposit accounts- savings, checking and money market increased $636.3 million over the prior year period.

Interest expense on borrowed funds increased by $187,000 or 1.2%, to $15.2 million for the three months ended September 30, 2013 from $15.1 million for the three months ended September 30, 2012. This increase is attributed to the average balance of borrowed funds increasing $1.27 billion or 54.3%, to $3.60 billion for the three months ended September 30, 2013 from $2.33 billion for the three months ended September 30, 2012. This increase was partially offset by a 89 basis points decrease to the average cost of borrowings to 1.69% for the three months ended September 30, 2013 from 2.58% for the three months ended September 30, 2012 as maturing and new borrowings repriced to lower interest rates.

Total interest expense decreased by $13.0 million, or 13.7%, to $81.9 million for the nine months ended September 30, 2013 from $94.8 million for the nine months ended September 30, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 32 basis points to 1.00% for the nine months ended September 30, 2013 compared to 1.32% for the nine months ended September 30, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.36 billion, or 14.1%, to $10.95 billion for the nine months ended September 30, 2013 from $9.60 billion for the nine months ended September 30, 2012.

Interest expense on interest-bearing deposits decreased $13.0 million, or 26.1% to $36.7 million for the nine months ended September 30, 2013 from $49.6 million for the nine months ended September 30, 2012. This decrease is attributed to a 28 basis point decrease in the average cost of interest-bearing deposits to 0.62% for the nine months ended September 30, 2013 from 0.90% for the nine months ended September 30, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $475.8 million, or 6.4% to $7.85 billion for the nine months ended September 30, 2013 from $7.38 billion for the nine months ended September 30, 2012. Average balances of core deposit accounts- savings, checking and money market increased $867.6 million for the nine months ended September 30, 2013 over the prior year period.

Interest expense on borrowed funds remained flat at $45.2 million for the nine months ended September 30, 2013 and September 30, 2012. Although the expense was consistent for both periods, the average cost of borrowed funds decreased by 77 basis points to 1.94% for the nine months ended September 30, 2013 from 2.71% for the nine months ended September 30, 2012 as maturing and new borrowings repriced to current interest rates, while the average balance of borrowed funds increased by $882.1 million or 39.7%, to $3.10 billion for the nine months ended September 30, 2013 from $2.22 billion for the nine months ended September 30, 2012.

Net Interest Income

Net interest income increased by $18.5 million, or 20.1%, to $110.4 million for the three months ended September 30, 2013 from $91.9 million for the three months ended September 30, 2012. The increase was primarily due to the average balance of interest earning assets increasing $2.09 billion to $13.06 billion at September 30, 2013 compared to $10.98 billion at September 30, 2012, as well as a 28 basis point decrease in our cost of interest-bearing liabilities to 0.95% for the three months ended September 30, 2013 from 1.23% for the three months ended September 30, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.60 billion to $11.36 billion at September 30, 2013 compared to $9.75 billion at September 30, 2012, as well as the yield on our interest-earning assets decreasing 23 basis points to 4.21% for the three months ended September 30, 2013 from 4.44% for the three months ended September 30, 2012. The net interest spread increased by 5 basis points to 3.26% for the three months ended September 30, 2013 from 3.21% for the three months ended September 30, 2012 as yield on interest earning assets declined 23 basis points while yield of interest bearing liabilities declined 28 basis points.

Net interest income increased by $45.9 million, or 16.9%, to $317.2 million for the nine months ended September 30, 2013 from $271.2 million for the nine months ended September 30, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.82 billion to $12.59 billion at September 30, 2013 compared to $10.76 billion at September 30, 2012, as well as a 32 basis point decrease in our cost of interest-bearing liabilities to 1.00% for the nine months ended September 30, 2013 from 1.32% for the nine months ended September 30, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.36 billion to $10.95 billion at September 30, 2013 compared to $9.60 billion at September 30, 2012, as well as the yield on our interest-earning assets decreasing 30 basis points to 4.23% for the nine months ended September 30, 2013 from 4.53% for the nine months ended September 30, 2012. The net interest spread increased by 1 basis point to 3.23% for the nine months ended September 30, 2013 from 3.22% for the nine months ended September 30, 2012.

Non-Interest Income

Total non-interest income decreased by $3.2 million, or 25.3% to $9.5 million for the three months ended September 30, 2013 from $12.7 million for the three months ended September 30, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $5.0 million to $2.2 million for the three months ended September 30, 2013 as compared to $7.2 million for the three months ended September 30, 2012 due to lower volume of sales in the secondary market at slightly lower margins. Gain on security transactions decreased by $240,000 for the three months ended September 30, 2013. These decreases were offset by increases to fees and service charges of $1.4 million which included a $446,000 reversal of a previously established valuation reserve on mortgage servicing rights, and net gains on sales of other real estate owned of $277,000. In addition, other income increased by $281,000 as a result of income on non-deposit investment products.

Total non-interest income decreased by $4.5 million, or 13.4% to $29.1 million for the nine months ended September 30, 2013 from $33.6 million for the nine months ended September 30, 2012. The decrease is primarily attributed to gain on the sale of loans decreasing $8.6 million to $7.3 million for the nine months ended September 30, 2013 as compared to $15.9 million for the nine months ended September 30, 2012 due to lower volume of sales in the secondary market at slightly lower margins. This decrease was offset by increases to fees and service charges of $1.6 million which included a $1.6 million reversal of a previously established valuation reserve on mortgage servicing rights, $420,000 on gains from securities sold during the nine months ended September 30, 2013 and net gains on sale of other real estate owned of $810,000. Other income increased by $970,000 as a result of income on non-deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $12.6 million, or 26.2%, to $60.8 million for the three months ended September 30, 2013 from $48.2 million for the three months ended September 30, 2012. Compensation and fringe benefits increased $6.4 million for the three months ended September 30, 2013 primarily as a result of the staff additions to support our continued growth, a $1.8 million one time charge related to medical insurance, as well as normal merit increases. Professional fees increased $1.1 million for the three months ended September 30, 2013 attributed to increased legal and consulting services for the period. The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. As a result, there has been an increase in occupancy expense, data processing fees and advertising of $2.5 million, $1.4 million and $171,000, respectively for the three months ended September 30, 2013. In addition, occupancy expense for the three months ended September 30, 2013 includes a reserve of approximately $1.0 million for the early termination of certain leased facilities. Other operating expense also increased $508,000 for the three months ended September 30, 2013 related to higher recruiting, training and insurance expenses. FDIC insurance premium increased by $330,000 for the three months ended September 30, 2013 compared to September 30, 2012.

Total non-interest expenses increased by $26.3 million, or 17.8%, to $173.9 million for the nine months ended September 30, 2013 from $147.5 million for the nine months ended September 30, 2012. Compensation and fringe benefits increased $14.2 million for the nine months ended September 30, 2013 primarily as a result of the staff additions to support our continued growth including employees from the acquisition of Marathon Bank in the fourth quarter of 2012, a $1.8 million one time charge related to medical insurance, as well as normal merit increases. The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. As a result, there has been an increase to occupancy expense, data processing service fees and advertising expense of $3.8 million, $1.2 million and $940,000 for the nine months ended September 30, 2013. For the nine months ended September 30, 2013, occupancy expense includes a reserve of approximately $1.0 million for the early termination of certain leased facilities. In addition, our FDIC insurance premium increased by $3.7 million for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012. This increase is a result of the FDIC final rules for determining deposit insurance assessment, effective March 1, 2013. Other operating expense increased by $1.8 million for the nine months ended September 30, 2013 related to higher recruiting, training and insurance expenses. The nine months ended September 30, 2012 included $6.1 million in one time charges associated with the acquisition of Brooklyn Federal as well as $3.0 million for the early termination of certain leased facilities.

Income Taxes

Income tax expense was $16.1 million for the three months ended September 30, 2013, representing a 35.41% effective tax rate compared to income tax expense of $15.9 million for the three months ended September 30, 2012 representing a 39.42% effective tax rate.

Income tax expense was $46.7 million for the nine months ended September 30, 2013, representing a 35.57% effective tax rate compared to income tax expense of $41.9 million for the nine months ended September 30, 2012 representing a 38.35% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $13.8 million for the three months ended September 30, 2013 compared to $16.0 million for the three months ended September 30, 2012. For the three months ended September 30, 2013, net charge-offs were $1.4 million compared to $13.2 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, our provision for loan losses was $41.3 million compared to $48.0 million for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, net charge-offs were $16.6 million compared to $34.0 million for the nine months ended September 30, 2012. Included in the three and nine months ended September 30, 2012 is a $6.2 million charge off pertaining to additional write down of residential loans in the process of foreclosure as a result of further deterioration in real estate values due to the extended period of time it was taking to obtain possession of properties collateralizing these loans. Our provision for the three and nine months ended September 30, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios and commercial and industrial; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisition of Marathon. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans of $2.6 million) on the dates indicated as well as certain asset quality ratios.

	September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012		September 30, 2012
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	52	$15.1	55	$17.9	76	$20.0	114	$34.3	71	$23.6
Construction	—	—	—	—	—	—	—	—	1	0.4
Multi-family	4	9.2	1	0.1	2	4.5	1	0.2	2	3.1
Commercial real estate	2	3.2	—	—	1	0.5	6	16.5	1	0.3
Commercial and industrial	2	0.2	1	0.1	2	1.1	3	0.6	—	—
Total 30 to 59 days past due	60	$27.7	57	$18.1	81	$26.1	124	$51.6	75	$27.4
60 to 89 days past due:
Residential and consumer	26	7.3	37	10.3	36	9.7	45	11.9	43	11.9
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	2	3.6	—	—	2	0.6	3	4.0	1	1.2
Commercial real estate	2	0.3	—	—	1	0.3	4	3.0	—	—
Commercial and industrial	1	0.3	1	0.1	4	0.8	2	2.6	1	0.1
Total 60 to 89 days past due	31	11.5	38	10.4	43	11.4	54	21.5	45	13.2
Total accruing past due loans	91	$39.2	95	$28.5	124	$37.5	178	$73.1	120	$40.6
Non-accrual:
Residential and consumer	305	75.1	286	72.0	328	84.1	354	82.5	335	81.2
Construction	7	14.2	10	24.1	9	24.1	9	25.8	9	26.6
Multi-family	9	16.8	9	14.9	7	14.5	5	11.1	6	12.0
Commercial real estate	3	1.6	3	2.0	6	10.2	4	0.8	1	0.8
Commercial and industrial	8	1.9	6	1.5	6	2.8	2	0.4	1	0.1
Total Non-accrual Loans	332	$109.6	314	$114.5	356	$135.7	374	$120.6	352	$120.7
Accruing troubled debt restructured loans	36	$24.5	28	$19.1	18	$9.0	22	$15.8	18	$14.8
Non-accrual loans to total loans		0.95%		1.04%		1.28%		1.16%		1.28%
Allowance for loan loss as a percent of non-accrual loans		152.18%		134.9%		110.21%		117.92%		108.79%
Allowance for loan losses as a percent of total loans		1.45%		1.40%		1.41%		1.36%		1.39%

Total non-accrual loans decreased by $11.0 million to $109.6 million at September 30, 2013 compared to $120.6 million at December 31, 2012 as we continue to diligently resolve our troubled loans. Our allowance for loan loss as a percent of total loans is 1.45%. At September 30, 2013, there were $50.1 million of loans deemed troubled debt restructuring, of which $24.5 million were accruing and $25.6 million were on non-accrual.

The allowance for loan losses increased by $24.6 million to $166.8 million at September 30, 2013 from $142.2 million at December 31, 2012. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Balance Sheet Summary
Total assets increased by $1.08 billion, or 8.5%, to $13.81 billion at September 30, 2013 from $12.72 billion at December 31, 2012. This increase was largely the result of net loans, including loans held for sale, increasing $1.05 billion to $11.38 billion at September 30, 2013 from $10.34 billion at December 31, 2012. In addition, stock in FHLB increased $42.4 million to $192.9 million at September 30, 2013 from $150.5 million at December 31, 2012.

Net loans, including loans held for sale, increased by $1.05 billion, or 10.1%, to $11.38 billion at September 30, 2013 from $10.34 billion at December 31, 2012. At September 30, 2013, total loans were $11.53 billion which included $5.13 billion in residential loans, $3.56 billion in multi-family loans, $2.20 billion in commercial real estate loans, $218.4 million in construction loans, $224.0 million in consumer and other loans and $195.2 million in commercial and industrial loans. For the nine months September 30, 2013, we originated $980.7 million in multi-family loans, $317.5 million in commercial real estate loans, $158.6 million in commercial and industrial loans, $60.2 million in consumer and other loans and $50.5 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the nine months ended September 30, 2013, Investors Home Mortgage Co. originated $1.27 billion in residential mortgage loans of which $334.7 million were for sale to third party investors and $933.3 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months September 30, 2013, we purchased loans totaling $793.2 million from these entities.

Securities, in the aggregate, decreased by $77.8 million, or 5.0%, to $1.49 billion at September 30, 2013. The decrease in the portfolio was primarily due to normal pay downs or maturities during the nine months ended September 30, 2013 and the decrease in market value of available for sale securities of $19.0 million from December 31, 2012. During the second quarter of 2013, the Company reclassified $524.0 million of securities available for sale to securities held to maturity as the Company has the intent and ability to hold these securities until maturity.

Deposits decreased by $126.5 million or 1.4% from $8.77 billion at December 31, 2012 to $8.64 billion at September 30, 2013. This was attributed to a decrease in certificates of deposit of $346.6 million, offset by an increase in core deposits of $220.1 million or 3.8%. Core deposits represents approximately 70% of our total deposit portfolio.

Borrowed funds increased $1.09 billion, or 40.3%, to $3.80 billion at September 30, 2013 from $2.71 billion at December 31, 2012 due to the funding of our asset growth.

Stockholders' equity increased $59.8 million to $1.13 billion at September 30, 2013 from $1.07 billion at December 31, 2012. The increase is primarily attributed to the $84.5 million of net income for the nine months ended September 30, 2013 offset by a $16.3 million increase to other comprehensive loss. Stockholders' equity was also impacted by $0.15 per common share of a cash dividend for the nine month period that resulted in a decrease of $16.8 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2013 operates from its corporate headquarters in Short Hills, New Jersey and 101 offices located throughout New Jersey and New York.

Earnings Conference Call October 25, 2013 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, October 25, 2013 at 11:00 a.m. (ET). The toll-free dial-in number is: (888) 317-6016. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email, and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10034772
A telephone replay will be available beginning on October 25, 2013 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 24, 2014. The replay number is (877) 344-7529 password 10034772. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2013 and December 31, 2012

	September 30, 2013	December 31, 2012
Assets	(In thousands)

Cash and cash equivalents	$168,329	155,153
Securities available-for-sale, at estimated fair value	816,496	1,385,328
Securities held-to-maturity, net (estimated fair value of $687,130 and $198,893 at September 30, 2013 and December 31, 2012 respectively)	670,958	179,922
Loans receivable, net	11,374,012	10,306,786
Loans held-for-sale	9,130	28,233
Federal Home Loan Bank stock	192,883	150,501
Accrued interest receivable	45,431	45,144
Other real estate owned	5,119	8,093
Office properties and equipment, net	101,929	91,408
Net deferred tax asset	173,679	150,006
Bank owned life insurance	116,122	113,941
Intangible assets	100,342	99,222
Other assets	32,957	8,837
Total Assets	$13,807,387	12,722,574
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,642,335	8,768,857
Borrowed funds	3,796,112	2,705,652
Advance payments by borrowers for taxes and insurance	75,020	52,707
Other liabilities	167,272	128,541
Total liabilities	12,680,739	11,655,757
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 112,155,719 and 111,915,882 outstanding at September 30, 2013 and December 31, 2012, respectively	532	532
Additional paid-in capital	538,164	533,858
Retained earnings	712,671	644,923
Treasury stock, at cost; 5,864,561 and 6,104,398 shares at September 30, 2013 and December 31, 2012, respectively	(70,676)	(73,692)
Unallocated common stock held by the employee stock ownership plan	(30,133)	(31,197)
Accumulated other comprehensive loss	(23,910)	(7,607)
Total stockholders' equity	1,126,648	1,066,817
Total liabilities and stockholders' equity	$13,807,387	12,722,574

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$127,186	111,909	369,682	334,438
Securities:
Government-sponsored enterprise obligations	1	1	3	12
Mortgage-backed securities	7,123	7,111	20,336	23,530
Equity securities available-for-sale	18	4	41	10
Municipal bonds and other debt	1,406	1,426	4,401	3,940
Interest-bearing deposits	20	9	41	30
Federal Home Loan Bank stock	1,643	1,415	4,521	4,069
Total interest and dividend income	137,397	121,875	399,025	366,029
Interest expense:
Deposits	11,730	14,882	36,668	49,621
Secured borrowings	15,243	15,056	45,183	45,180
Total interest expense	26,973	29,938	81,851	94,801
Net interest income	110,424	91,937	317,174	271,228
Provision for loan losses	13,750	16,000	41,250	48,000
Net interest income after provision for loan losses	96,674	75,937	275,924	223,228
Non-interest income
Fees and service charges	5,003	3,586	14,330	12,769
Income on bank owned life insurance	694	678	2,182	1,893
Gain on loan transactions, net	2,226	7,191	7,302	15,874
Gain on securities transactions	15	255	706	286
Gain (loss) on sales of other real estate owned, net	226	(51)	688	(122)
Other income	1,327	1,046	3,910	2,940
Total non-interest income	9,491	12,705	29,118	33,640
Non-interest expense
Compensation and fringe benefits	31,592	25,221	90,472	76,242
Advertising and promotional expense	2,023	1,852	6,234	5,294
Office occupancy and equipment expense	10,386	7,892	29,026	25,241
Federal insurance premiums	3,800	3,470	11,050	7,370
Stationery, printing, supplies and telephone	866	607	2,444	2,062
Professional fees	2,789	1,707	7,885	7,591
Data processing service fees	4,694	3,295	12,786	11,554
Other operating expenses	4,681	4,173	13,955	12,194
Total non-interest expenses	60,831	48,217	173,852	147,548
Income before income tax expense	45,334	40,425	131,190	109,320
Income tax expense	16,053	15,936	46,666	41,924
Net income	$29,281	$24,489	$84,524	$67,396

Basic earnings per share	$0.27	$0.23	$0.78	$0.63
Diluted earnings per share	$0.27	$0.23	$0.78	$0.62
Weighted average shares outstanding:
Basic	108,044,731	107,409,451	107,802,817	107,347,608
Diluted	109,440,074	108,276,407	109,051,320	107,937,805

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2013			September 30, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$128,921	20	0.06%	92,862	9	0.04%
Securities available-for-sale	835,736	3,837	1.84%	1,278,525	5,413	1.69%
Securities held-to-maturity	681,811	4,711	2.76%	203,206	3,129	6.16%
Net loans	11,232,829	127,186	4.53%	9,270,611	111,909	4.83%
Federal Home Loan Bank stock	185,093	1,643	3.55%	130,243	1,415	4.35%
Total interest-earning assets	13,064,390	137,397	4.21%	10,975,447	121,875	4.44%
Non-interest earning assets	535,867			477,704
Total assets	$13,600,257			$11,453,151

Interest-bearing liabilities:
Savings	1,747,149	1,520	0.35%	1,592,999	2,049	0.51%
Interest-bearing checking	1,756,696	1,478	0.34%	1,519,683	1,616	0.43%
Money market accounts	1,562,549	1,671	0.43%	1,317,460	1,940	0.59%
Certificates of deposit	2,691,650	7,061	1.05%	2,990,445	9,277	1.24%
Interest bearing deposits	7,758,044	11,730	0.60%	7,420,587	14,882	0.80%
Borrowed funds	3,599,311	15,243	1.69%	2,332,309	15,056	2.58%
Total interest-bearing liabilities	11,357,355	26,973	0.95%	9,752,896	29,938	1.23%
Non-interest bearing liabilities	1,131,433			660,110
Total liabilities	12,488,788			10,413,006
Stockholders' equity	1,111,469			1,040,145
Total liabilities and stockholders' equity	$13,600,257			$11,453,151

Net interest income		$110,424			$91,937

Net interest rate spread			3.26%			3.21%

Net interest earning assets	$1,707,035			$1,222,551

Net interest margin			3.38%			3.35%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.13	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Nine Months Ended
	September 30, 2013			September 30, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$120,512	41	0.05%	89,622	30	0.04%
Securities available-for-sale	1,180,638	14,572	1.65%	1,239,135	17,358	1.87%
Securities held-to-maturity	353,855	10,209	3.85%	235,236	10,134	5.74%
Net loans	10,765,130	369,682	4.58%	9,075,804	334,438	4.91%
Federal Home Loan Bank stock	164,999	4,521	3.65%	123,176	4,069	4.40%
Total interest-earning assets	12,585,134	399,025	4.23%	10,762,973	366,029	4.53%
Non-interest earning assets	549,418			472,733
Total assets	$13,134,552			$11,235,706

Interest-bearing liabilities:
Savings	1,745,593	4,739	0.36%	1,496,073	6,011	0.54%
Interest-bearing checking	1,731,471	4,558	0.35%	1,398,196	4,965	0.47%
Money market accounts	1,565,205	5,013	0.43%	1,280,361	6,099	0.64%
Certificates of deposit	2,810,768	22,358	1.06%	3,202,657	32,546	1.35%
Interest bearing deposits	7,853,037	36,668	0.62%	7,377,287	49,621	0.90%
Borrowed funds	3,101,562	45,183	1.94%	2,219,414	45,180	2.71%
Total interest-bearing liabilities	10,954,599	81,851	1.00%	9,596,701	94,801	1.32%
Non-interest bearing liabilities	1,085,824			627,981
Total liabilities	12,040,423			10,224,682
Stockholders' equity	1,094,129			1,011,024
Total liabilities and stockholders' equity	$13,134,552			$11,235,706

Net interest income		$317,174			$271,228

Net interest rate spread			3.23%			3.22%

Net interest earning assets	$1,630,535			$1,166,272

Net interest margin			3.36%			3.36%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2013	2012

Return on average assets	0.86%	0.86%
Return on average equity	10.54%	9.42%
Return on average tangible equity	11.57%	9.96%
Interest rate spread	3.26%	3.21%
Net interest margin	3.38%	3.35%
Efficiency ratio	50.73%	46.08%
Non-interest expense to average total assets	1.79%	1.68%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.13

	For the Nine Months Ended
	September 30,
	2013	2012
Return on average assets	0.86%	0.80%
Return on average equity	10.30%	8.89%
Return on average tangible equity	11.33%	9.41%
Interest rate spread	3.23%	3.22%
Net interest margin	3.36%	3.36%
Efficiency ratio	50.20%	48.40%
Non-interest expense to average total assets	1.76%	1.75%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.12

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	September 30, 2013	December 31, 2012

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.01%	1.14%
Non-performing loans as a percent of total loans	1.16%	1.31%
Allowance for loan losses as a percent of non-accrual loans	152.18%	117.92%
Allowance for loan losses as a percent of total loans	1.45%	1.36%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	11.08%	11.24%
Tier 1 risk-based capital (to risk weighted assets) (1)	9.82%	9.98%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	7.33%	7.59%

Equity to total assets (period end)	8.16%	8.39%
Average equity to average assets	8.33%	8.92%
Tangible capital (to tangible assets)	7.49%	7.67%
Book value per common share	$10.32	$9.81

Other Data:
Number of full service offices	101	101
Full time equivalent employees	1,283	1,193

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.